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                                                                    EXHIBIT 99.1
                          PREFERRED EMPLOYERS HOLDINGS, INC.

FOR IMMEDIATE RELEASE                        COMPANY CONTACT:
                                             BILL DRESBACK, SENIOR VP AND CFO
                                             TELEPHONE:     (305) 893-4040
                                             FAX:           (305) 891-1173

          PREFERRED COMPLETES PURCHASE OF TRAVEL NURSE ASSETS FOR $5 MILLION


     MIAMI, FLORIDA -- MARCH 9, 1998 -- Preferred Employers Holdings, Inc. (Nasdaq/NMS:PEGI) announced today that Preferred Employers Acquisition Corp., a wholly-owned subsidiary of Preferred Employers Holdings, Inc., has purchased substantially all of the assets of HSSI Travel Nurse Operations, Inc., a wholly owned subsidiary of Hospital Staffing Services, Inc. (NYSE:HSS), for $5.0 million cash.

     Based in Fort Lauderdale, Florida, since 1981, Travel Nurse has provided registered nurse and other professional medical personnel, often referred to as "travel nurses," primarily to client hospitals in the United States and the Caribbean on a contractual basis for periods generally ranging from 8 to 52 weeks. During 1997 Travel Nurse placed in excess of 700 nurses and currently has orders for approximately 1,000 nurses. Members of the existing management team are expected to remain with Preferred. Mr. Peter E. Kilissanly, the former President and Chief Operating Officer of Physicians corporation of America, has been named as President and CEO of Travel Nurse.

     Commenting on the closing of the transaction, Mel Harris, Chairman and CEO of Preferred, stated, "Travel Nurse fits into our announced strategy of moving into the employee leasing arena where our demonstrated competencies in workers' compensation and claims cost containment can be used effectively. We remain committed to prudent, accretive acquisitions that directly build on our core business."

     Founded in 1988, Preferred Employers is a general agent and reinsurer. Its announced strategy calls for it to grow its core business in new geographic regions and in other franchise areas, as well as to expand its operations in complementary businesses where its workers' compensation knowledge and expertise is particularly applicable.

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Preferred Employers Holdings, Inc.  10800 Biscayne Boulevard, 10th Floor, Miami,
Florida 33161-7487
          Tel: (305) 893-4040  National: (800) 433-5755  Fax: (305) 893-8659